UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest reported event): June 4, 2009

COVIDIEN PUBLIC LIMITED COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Ireland	001-33259	98-0624794
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Cherrywood Business Park

Block G, First Floor

Loughlinstown

Co. Dublin, Ireland

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: 353 1 439-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Debt Arrangements

Amended and Restated Five-Year Senior Credit Agreement

On June 4, 2009, immediately following the Transaction Time (as defined in Item 8.01 of this Current Report on Form 8-K), Covidien International Finance S.A. (“CIFSA”), Covidien Ltd., Covidien plc and Citibank, N.A., as Administrative Agent, entered into an Amended and Restated Five-Year Senior Credit Agreement (the “Amended Credit Agreement”), in the form attached to Amendment No. 2 to the existing Five-Year Senior Credit Agreement, dated as of April 25, 2007 (the “Original Credit Agreement”), and filed as Exhibit 10.1 to Covidien Ltd.’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2009. The Amended Credit Facility amends and restates the Original Credit Agreement to give effect to the Transaction (as such term is defined in Item 8.01 of this Current Report on Form 8-K), to add Covidien plc as a Guarantor and to change the applicable margin from a fixed rate based on utilization to a margin based on CIFSA’s credit default swap rate (subject to a floor and a cap). There are no other material differences between the Original Credit Agreement and the Amended Credit Agreement.

The Amended Credit Agreement is filed herewith as Exhibit 10.5 and incorporated into this Item 1.01 by reference, and the foregoing summary of the Amended Credit Agreement is qualified in its entirety by reference to Exhibit 10.5.

Supplemental Indenture

On June 4, 2009, immediately following the Transaction Time, CIFSA, Covidien Ltd., Covidien plc and Deutsche Bank Trust Company Americas, as the Trustee, entered into the Fifth Supplemental Indenture (the “Fifth Supplemental Indenture”) to the Indenture, dated as of October 22, 2007, among CIFSA, Covidien Ltd. and Deutsche Bank Trust Company Americas as the Trustee (the “Indenture”), pursuant to which Covidien plc became a guarantor under the Indenture.

The Fifth Supplemental Indenture is filed herewith as Exhibit 4.1 and incorporated into this Item 1.01 by reference, and the foregoing summary of the Fifth Supplemental Indenture is qualified in its entirety by reference to Exhibit 4.1.

Indemnification Agreements

The information under the heading “Indemnification Agreements” in Item 5.02 of this Current Report on Form 8-K is incorporated into this Item 1.01 by reference.

Assumption of Employee Stock Plans and Awards

On June 4, 2009, Covidien plc entered into a Deed Poll of Assumption relating to Covidien Ltd. Employee Equity Plans (the “Deed Poll”), pursuant to which Covidien plc assumed, among other plans, the Covidien 2007 Stock and Incentive Plan (as amended and restated) (the “SIP”), including all awards issued thereunder, the Covidien Employee Stock Purchase Plan (as amended and restated) (the “ESPP”), and outstanding equity awards that were converted to Covidien Ltd. awards upon Covidien Ltd.’s separation from Tyco International Ltd. in June 2007 pursuant to the Separation and Distribution Agreement by and among Covidien Ltd., Tyco International Ltd. and Tyco Electronics Ltd. (the “Converted Equity Awards”). The Deed Poll provides that Covidien plc will undertake and discharge all of the rights and obligations pre-

viously discharged by Covidien Ltd. under the SIP, the ESPP and the Converted Equity Awards and exercise all of the powers previously exercised by Covidien Ltd. pursuant to the terms of the SIP and ESPP. All outstanding Covidien Ltd. equity awards issued before June 4, 2009 and all Converted Equity Awards remain subject to the same terms and conditions as in effect immediately prior to their assumption by Covidien plc, except that upon the vesting or exercise of those awards, Covidien plc ordinary shares shall be issuable in lieu of Covidien Ltd. common shares. Similarly, ordinary shares of Covidien plc, rather than common shares of Covidien Ltd., shall be issued, held available or used as appropriate to give effect to purchases made under the ESPP. A copy of the Deed Poll is filed herewith as Exhibit 10.3 and incorporated into this Item 1.01 by reference, and the foregoing summary of the Deed Poll is qualified in its entirety by reference to Exhibit 10.3.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information under the heading “Debt Arrangements” in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The information under the heading “Completion of the Transaction” in Item 8.01 of this Current Report on Form 8-K is incorporated into this Item 3.02 by reference.

Item 3.03.	Material Modification to Rights of Security Holders.

The information under the heading “Completion of the Transaction” in Item 8.01 of this Current Report on Form 8-K is incorporated into this Item 3.03 by reference. In connection with the Transaction, effective as of June 4, 2009, Covidien plc adopted its memorandum and articles of association. The description of the rights of holders of Covidien plc ordinary shares and comparison thereof to the rights of holders of Covidien Ltd. common shares included under the headings “Description of Covidien plc Shares” and “Comparison of Rights of Shareholders and Powers of the Board of Directors” in Covidien Ltd.’s Proxy Statement on Schedule 14A filed with the SEC on April 24, 2009 (the “Transaction Proxy Statement”) are incorporated into this Item 3.03 by reference. Copies of Covidien plc’s memorandum and articles of association are filed herewith as Exhibit 3.1 and incorporated into this Item 3.03 by reference, and the foregoing information is qualified in its entirety by reference to Exhibit 3.1.

Item 5.01.	Changes in Control of Registrant.

The information under the heading “Completion of the Transaction” in Item 8.01 of this Current Report on Form 8-K is incorporated into this Item 5.01 by reference.

Item 5.02.	Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Directors and Officers

As of June 4, 2009, following completion of the Transaction, the directors and executive officers of Covidien Ltd. immediately prior to the completion of the Transaction became the directors and executive officers of Covidien plc. Covidien plc’s directors will be subject to reelection at the 2010 annual general meeting of Covidien plc. In addition, as of June 4, 2009, following completion of the Transaction, Covidien plc replicated the committees that previously were in place for Covidien Ltd., which include a Compliance Committee, a Compensation and Human Resources Committee, a Nominating and Governance Committee and an Audit Committee.

Indemnification Agreements

Upon the completion of the Transaction, Covidien Ltd. and Covidien plc entered into deeds of indemnification (the “indemnification agreements”) substantially in the form filed herewith as Exhibit 10.4 with each of the directors of Covidien plc and its Secretary that provide that Covidien Ltd. will indemnify the indemnitee against claims related to such indemnitee’s service to Covidien plc, and against claims related to such indemnitee’s service to Covidien Ltd. prior to the Transaction that are brought before the sixth anniversary of the Transaction Time, except (i) in respect of any claim as to which a final and non-appealable judgment is rendered against the indemnitee for an accounting of profits made from the purchase or sale by such indemnitee of securities of Covidien plc pursuant to the provisions of Section 16(b) of the Exchange Act or similar provision of any federal, state, or local laws; (ii) in respect of any claim as to which a court of competent jurisdiction has determined in a final and non-appealable judgment that indemnification is not permitted under applicable law; or (iii) in respect of any claim as to which the indemnitee is convicted of a crime constituting a felony under the laws of the jurisdiction where the criminal action was brought (or, where a jurisdiction does not classify any crime as a felony, a crime for which the indemnitee is sentenced to death or imprisonment for a term exceeding one year). The agreements provide that expense advancement is provided subject to an undertaking by the indemnitee to repay amounts advanced if it is ultimately determined that such person is not entitled to indemnification. The agreements further provide that prior to seeking an indemnification payment or expense advancement under the agreement, the indemnitee shall seek an indemnification payment or expense advancement under any applicable insurance policy and shall request that Covidien plc consider in its discretion whether to make such indemnification payment or expense advancement. The agreements provide that Covidien plc will consider whether to make such indemnification payment or expense advancement based on the facts and circumstances related to the request. In the event an indemnification payment or expense advancement is not received pursuant to an insurance policy, or from Covidien plc, within five business days of the later of the indemnitee’s request of the insurer and his or her request of Covidien plc, the indemnitee shall be entitled to receive such indemnification payment or expense advancement pursuant to the terms of the agreement. Any appropriate person or body consisting of a member or members of the board of directors of Covidien plc or any other person or body appointed by the board of directors of Covidien plc who is not a party to the particular proceeding with respect to which the indemnitee is seeking indemnification, or an independent counsel (if a change of control as defined in the agreement has occurred), may preclude an indemnification payment or expense advance under the agreement if such person or body determines that the indemnitee is not permitted to be indemnified under applicable law. The indemnitee seeking indemnification may challenge such determination. The agreements provide that in the event the indemnitee receives judgment in his or her favor or the claim against the indemnitee is otherwise disposed of in a manner that allows Covidien plc to indemnify such indemnitee under its articles of association as then in effect, Covidien plc will reimburse Covidien Ltd. for any related indemnification payments or expense advancements. Indemnification and advancement of expenses will not be made in connection with proceedings brought by the indemnitee against Covidien plc or any of its subsidiaries or any director or officer of Covidien plc or any of its subsidiaries, except in specified circumstances. A copy of the form of indemnification agreement is filed herewith as Exhibit 10.4 and incorporated into this Item 5.02 by reference, and the foregoing summary of the indemnification agreements is qualified in its entirety by reference to Exhibit 10.4.

Employee Stock Plans and Awards

In connection with the Transaction, effective as of June 4, 2009, Covidien plc assumed the SIP, including all awards issued thereunder, and the ESPP. The SIP and the ESPP (together, the “Plans”) were amended by Covidien Ltd. prior to the Transaction to provide (1) that shares of Covidien plc will be issued, held available or used to measure benefits as appropriate under the Plans, in lieu of shares of Covidien Ltd., including upon exercise of any options or upon the vesting of restricted units and performance share units issued under those Plans; and (2) for the appropriate substitution of Covidien plc for Covidien Ltd. in those Plans. A copy of each Plan as so amended is filed herewith as Exhibits 10.1 and 10.2, respectively, and incorporated into this Item 5.02 by reference, and the foregoing summary of the amended Plans is qualified in its entirety by reference to Exhibit 10.1 and 10.2.

In connection with the Transaction, Covidien plc also assumed the Converted Equity Awards such that Covidien plc ordinary shares will be issued, held available or used as appropriate in lieu of Covidien Ltd. common shares in connection with the vesting or exercise of any such Converted Equity Awards.

Item 5.03.	Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information under the heading “Completion of the Transaction” in Item 8.01 of this Current Report on Form 8-K is incorporated into this Item 5.03 by reference. In connection with the Transaction, effective as of June 4, 2009, Covidien plc adopted its memorandum and articles of association. The description of the terms of Covidien plc’s memorandum and articles of association and comparison thereof to the terms of Covidien Ltd.’s memorandum of association and bye-laws included under the headings “Description of Covidien plc Shares” and “Comparison of Rights of Shareholders and Powers of the Board of Directors” in the Transaction Proxy Statement are incorporated into this Item 5.03 by reference. Copies of Covidien plc’s memorandum and articles of association are filed herewith as Exhibit 3.1 and incorporated into this Item 5.03 by reference, and the foregoing information is qualified in its entirety by reference to Exhibit 3.1.

Item 8.01.	Other Events.

COMPLETION OF THE TRANSACTION

On June 4, 2009, Covidien Ltd. received approval from the Supreme Court of Bermuda of a scheme of arrangement under Bermuda law (the “Scheme of Arrangement”) that effected a transaction (the “Transaction”) that resulted in the common shareholders of Covidien Ltd. becoming ordinary shareholders of Covidien plc and Covidien Ltd. becoming a wholly owned subsidiary of Covidien plc. The Scheme of Arrangement became effective upon the filing of the court order sanctioning the Scheme of Arrangement with the Bermuda Registrar of Companies on June 4, 2009.

At 7:30 p.m., Eastern Time, on June 4, 2009 (the “Transaction Time”), the following steps occurred effectively simultaneously:

1.	all previously outstanding whole common shares of Covidien Ltd. were cancelled (there were no fractional shares of Covidien Ltd. held of record at that time);

2.	Covidien Ltd. issued 100 common shares to Covidien plc (which constituted all of Covidien Ltd.’s issued common shares at such time);

3.	Covidien plc issued ordinary shares on a one-for-one basis to the holders of whole Covidien Ltd. common shares that were cancelled, resulting in the issuance of 502,019,511 ordinary shares in the aggregate; and

4.	all previously outstanding ordinary shares of Covidien plc, which prior to the Transaction Time were held by Covidien Ltd. and its nominees, were acquired by Covidien plc and cancelled for no consideration, in accordance with a resolution passed by Covidien Ltd. and such nominees.

Prior to the Transaction, the Covidien Ltd. common shares were listed on the New York Stock Exchange (the “NYSE”) under the symbol “COV” and registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In connection with the Transaction, Covidien Ltd. requested that the NYSE file with the SEC an application on Form 25 to strike the Covidien Ltd. common shares from listing on the NYSE and from registration under Section 12(b) of the Exchange Act. Covidien Ltd. expects to file a Form 15 with the SEC to terminate the registration of the Covidien Ltd. common shares under Section 12(g) of the Exchange Act and to suspend its duty under Section 15(d) of the Exchange Act to file reports required by Section 13(a) of the Exchange Act with respect to the Covidien Ltd. common shares.

The Covidien plc ordinary shares are deemed registered under Section 12(b) of the Exchange Act pursuant to Rule 12g-3(a) under the Exchange Act. The issuance of ordinary shares by Covidien plc in the Transaction was exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), under Section 3(a)(10) of the Securities Act. The Covidien plc ordinary shares began trading on the NYSE under the symbol “COV,” the same symbol under which the Covidien Ltd. common shares previously traded, on June 5, 2009. In connection with the Transaction, Covidien Ltd. terminated the listing of its common shares on the Bermuda Stock Exchange, effective May 6, 2009.

Under Irish law, Covidien plc requires “distributable reserves” in its unconsolidated balance sheet prepared in accordance with the Irish Companies Acts 1963-2006 (the “Irish Companies Acts”) to enable it to make distributions (including the payment of cash dividends) to its shareholders, or to redeem or buy back shares. Immediately following implementation of the Transaction, the unconsolidated balance sheet of Covidien plc did not contain any distributable reserves. We are seeking to create distributable reserves, which requires the approval of the Irish High Court. Such approval is expected to be obtained within three to four weeks of the consummation of the Transaction.

On June 5, 2009, Covidien plc issued a press release announcing the completion of the Transaction. A copy of the press release is filed herewith as Exhibit 99.1 and incorporated into this Item 8.01 by reference.

Set forth below is a description of the share capital of Covidien plc and a discussion of certain Irish tax considerations. For purposes of the following, references to “we,” “our,” “Covidien” or the “Company” refer to Covidien plc.

DESCRIPTION OF COVIDIEN PLC SHARES

The following description of Covidien plc’s share capital is a summary. This summary is not complete and is qualified in its entirety by reference to Covidien plc’s memorandum and articles of association, copies of which are filed herewith as Exhibit 3.1 and incorporated into this Item 8.01 by reference. We encourage you to read those documents carefully.

Capital Structure

Authorized Share Capital. The authorized share capital of Covidien plc is €40,000 and $225,000,000, divided into 40,000 ordinary shares with a par value of €1 per share, 1,000,000,000 ordinary shares with a par value of $0.20 per share and 125,000,000 preferred shares with a par value of $0.20 per share. The authorized share capital includes 40,000 ordinary shares with a par value of €1 per share in order to satisfy statutory requirements for the incorporation of all Irish public limited companies.

Covidien plc may issue shares subject to the maximum prescribed by its authorized share capital contained in its memorandum of association. Following the Transaction, Covidien plc issued approximately $100,400,000 of its authorized share capital of $225,000,000, with such issued share capital comprised of approximately 502,000,000 ordinary shares with a par value of $0.20 each. This means that Covidien plc is able to issue further shares with a total nominal value of approximately $124,600,000, comprised of approximately 498,000,000 ordinary shares with a nominal value of $0.20 each and 125,000,000 preferred shares with a nominal value of $0.20 each (as well as 40,000 ordinary shares with a par value of €1 per share). In connection with the Transaction, Covidien plc also assumed Covidien Ltd.’s previously existing obligations to deliver shares under equity incentive plans and other similar employee awards pursuant to the terms thereof.

As a matter of Irish company law, the directors of a company may issue new ordinary or preferred shares without shareholder approval once authorized to do so by the articles of association of the company or by an ordinary resolution adopted by the shareholders at a general meeting. An ordinary resolution requires over 50% of the votes of a company’s shareholders cast at a general meeting. The authority conferred can be granted for a maximum period of five years, at which point it must be renewed by the shareholders of the company by an ordinary resolution. Because of this requirement of Irish law, the articles of association of Covidien plc authorize the board of directors of Covidien plc to issue new ordinary or preferred shares without shareholder approval for a period of five years from the date of Covidien plc’s incorporation.

The authorized share capital may be increased or reduced by way of an ordinary resolution of Covidien plc’s shareholders. The shares comprising the authorized share capital of Covidien plc may be divided into shares of such par value as the resolution shall prescribe.

The rights and restrictions to which the ordinary shares are subject are prescribed in Covidien plc’s articles of association. Covidien plc’s articles of association entitle the board of directors, without shareholder approval, to determine the terms of the preferred shares issued by Covidien plc. Preferred shares may be preferred as to dividends, rights on a winding up or voting in such manner as the directors of Covidien plc may resolve. The preferred shares may also be redeemable at the option of the holder of the preferred shares or at the option of Covidien plc, and may be convertible into or exchangeable for shares of any other class or classes of Covidien plc, depending on the terms of such preferred shares.

Irish law does not recognize fractional shares held of record; accordingly, Covidien plc’s articles of association do not provide for the issuance of fractional shares of Covidien plc, and the official Irish register of Covidien plc will not reflect any fractional shares.

Issued Share Capital. Immediately prior to the Transaction, the issued share capital of Covidien plc was €40,000, comprised of 40,000 ordinary shares with a par value of €1 per share (the “Euro Share Capital”). In connection with the consummation of the Transaction, the Euro Share Capital was acquired by Covidien plc and was then cancelled by Covidien plc. Covidien plc then issued approximately 502,000,000 ordinary shares with a par value of $0.20 each. All shares issued on completion of the Transaction were issued as fully paid up.

Pre-emption Rights, Share Warrants and Share Options

Certain statutory pre-emption rights apply automatically in favor of Covidien plc’s shareholders where shares in Covidien plc are to be issued for cash. However, Covidien plc has opted out of these pre-emption rights in its articles of association as permitted under Irish company law. Because Irish law requires this opt-out to be renewed every five years by a special resolution of the shareholders, Covidien plc’s articles of association provide that this opt-out must be so renewed. A special resolution requires not less than 75% of the votes of Covidien plc’s shareholders cast at a general meeting. If the opt-out is not renewed, shares issued for cash must be offered to pre-existing shareholders of Covidien plc pro rata to their existing shareholding before the shares can be issued to any new shareholders. The statutory pre-emption rights do not apply where shares are issued for non-cash consideration.

The articles of association of Covidien plc provide that, subject to any shareholder approval requirement under any laws, regulations or the rules of any stock exchange to which Covidien plc is subject, the board is authorized, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as the board deems advisable, options to purchase such number of shares of any class or classes or of any series of any class as the board may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued. The Irish Companies Acts 1963-2006 provide that directors may issue share warrants or options without shareholder approval once authorized to do so by the articles of association or an ordinary resolution of shareholders. The board may issue shares upon exercise of warrants or options without shareholder approval or authorization.

Dividends

Under Irish law, dividends and distributions may only be made from distributable reserves. Distributable reserves, broadly, means the accumulated realized profits of Covidien plc less accumulated realized losses of Covidien plc. In addition, no distribution or dividend may be made unless the net assets of Covidien plc are equal to, or in excess of, the aggregate of Covidien plc’s called up share capital plus undistributable reserves and the distribution does not reduce Covidien plc’s net assets below such aggregate. Undistributable reserves include the share premium account, the capital redemption reserve fund and the amount by which Covidien plc’s accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed Covidien plc’s accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital.

The determination as to whether or not Covidien plc has sufficient distributable reserves to fund a dividend must be made by reference to “relevant accounts” of Covidien plc. The “relevant accounts” are either the last set of unconsolidated annual audited financial statements or unaudited financial statements prepared in accordance with the Irish Companies Acts, which give a “true and fair view” of Covidien plc’s unconsolidated financial position and accord with accepted accounting practice. The relevant accounts must be filed in the Companies Registration Office (the official public registry for companies in Ireland).

Although Covidien plc did not have any distributable reserves immediately following the Transaction Time, we are taking steps to create such distributable reserves.

The mechanism as to who declares a dividend and when a dividend shall become payable is governed by the articles of association of Covidien plc. Covidien plc’s articles of association authorize the directors to declare such dividends as appear justified from the profits of Covidien plc without the approval of the shareholders at a general meeting. The board of directors may also recommend a dividend to be approved and declared by the shareholders at a general meeting. Although the shareholders may direct that the payment be made by distribution of assets, shares or cash, no dividend issued may exceed the amount recommended by the directors. The dividends can be declared and paid in the form of cash or non-cash assets.

The directors of Covidien plc may deduct from any dividend payable to any member all sums of money (if any) payable by him to Covidien plc in relation to the shares of Covidien plc.

The directors of Covidien plc are also entitled to issue shares with preferred rights to participate in dividends declared by Covidien plc. The holders of such preferred shares may, depending on their terms, be entitled to claim arrears of a declared dividend out of subsequently declared dividends in priority to ordinary shareholders.

For information about the Irish tax issues relating to dividend payments, please see “Irish Tax Considerations” below.

Share Repurchases and Redemptions

Overview

Article 3(d) of Covidien plc’s articles of association provides that any ordinary share which Covidien plc has acquired or agreed to acquire shall be deemed to be a redeemable share. Accordingly, for Irish company law purposes, the repurchase of ordinary shares by Covidien plc will technically be effected as a redemption of those shares as described below under “—Share Repurchases and Redemptions—Repurchases and Redemptions by Covidien plc.” If the articles of association of Covidien plc did not contain Article 3(d), repurchases by Covidien plc would be subject to many of the same rules that apply to purchases of Covidien plc shares by subsidiaries described below under “—Share Repurchases and Redemptions—Purchases by Subsidiaries of Covidien plc,” including the shareholder approval requirements described below and the requirement that any on-market purchases be effected on a “recognized stock exchange.” Except where otherwise noted, when we refer elsewhere in this Current Report on Form 8-K to repurchasing or buying back ordinary shares of Covidien plc, we are referring to the redemption of ordinary shares by Covidien plc pursuant to Article 3(d) of the articles of association or the purchase of ordinary shares of Covidien plc by a subsidiary of Covidien plc, in each case in accordance with the Covidien plc articles of association and Irish company law as described below.

Repurchases and Redemptions by Covidien plc

Under Irish law, a company can issue redeemable shares and redeem them out of distributable reserves (which are described above under “—Dividends”) or the proceeds of a new issue of shares for that purpose. Although Covidien plc did not have any distributable reserves immediately following the Transaction Time, we are taking steps to create such distributable reserves. The issue of redeemable shares may only be made by Covidien plc where the nominal value of the issued share capital that is not redeemable is not less than 10% of the nominal value of the total issued share capital of Covidien plc. All redeemable shares must also be fully paid and the terms of redemption of the shares must provide for payment on redemption. Redeemable shares may, upon redemption, be cancelled or held in treasury. Shareholder approval will not be required to redeem Covidien plc shares.

The board of directors of Covidien plc also is entitled to issue preferred shares which may be redeemed at the option of either Covidien plc or the shareholder, depending on the terms of such preferred shares. Please see “—Capital Structure—Authorized Share Capital” above for additional information on redeemable shares.

Repurchased and redeemed shares may be cancelled or held as treasury shares. The nominal value of treasury shares held by Covidien plc at any time must not exceed 10% of the nominal value of the issued share capital of Covidien plc. While Covidien plc holds shares as treasury shares, it cannot exercise any voting rights in respect of those shares. Treasury shares may be cancelled by Covidien plc or re-issued subject to certain conditions.

Purchases by Subsidiaries of Covidien plc

Under Irish law, it may be permissible for an Irish or non-Irish subsidiary to purchase shares of Covidien plc either on-market or off-market. A general authority of the shareholders of Covidien plc is required to allow a subsidiary of Covidien plc to make on-market purchases of Covidien plc shares; however, as long as this general authority has been granted, no specific shareholder authority for a particular on-market purchase by a subsidiary of Covidien plc shares is required. We expect that Covidien plc will seek such general authority, which must expire no later than 18 months after the date on which it was granted, at the first annual general meeting of Covidien plc in 2010 and at subsequent annual general meetings. In order for a subsidiary of Covidien plc to make an on-market purchase of Covidien plc’s shares, such shares must be purchased on a “recognized stock exchange.” The NYSE, on which the shares of Covidien plc became listed following the Transaction, is not currently specified as a recognized stock exchange for this purpose by Irish company law. We understand, however, that it is likely that the Irish authorities will take appropriate steps in the near future to add the NYSE to the list of recognized stock exchanges. For an off-market purchase by a subsidiary of Covidien plc, the proposed purchase contract must be authorized by special resolution of the shareholders of Covidien plc before the contract is entered into. The person whose shares are to be bought back cannot vote in favor of the special resolution and, for at least 21 days prior to the special resolution, the purchase contract must be on display or must be available for inspection by shareholders at the registered office of Covidien plc.

The number of shares held by the subsidiaries of Covidien plc at any time will count as treasury shares and will be included in any calculation of the permitted treasury share threshold of 10% of the nominal value of the issued share capital of Covidien plc. While a subsidiary holds shares of Covidien plc, it cannot exercise any voting rights in respect of those shares. The acquisition of the shares of Covidien plc by a subsidiary must be funded out of distributable reserves of the subsidiary.

Existing Share Repurchase Program

On January 28, 2009, the board of directors of Covidien Ltd. authorized a program to repurchase $300,000,000 of its common shares. Prior to the consummation of the Transaction, (a) the board of directors of Covidien plc authorized the repurchase of Covidien plc shares by Covidien plc and (b) Covidien Ltd. and its nominee shareholders of Covidien plc authorized the purchase of Covidien plc shares by subsidiaries of Covidien plc, such that Covidien plc and its subsidiaries are authorized to purchase shares in an aggregate amount approximately equal to the remaining authorization under the Covidien Ltd. share repurchase program as of the Transaction Time.

As noted above, because repurchases of Covidien plc shares by Covidien plc will technically be effected as a redemption of those shares pursuant to Article 3(d) of the articles of association, such repurchases may be made whether or not the NYSE is a “recognized stock exchange,” and shareholder approval for such repurchases will not be required.

However, because purchases of Covidien plc shares by subsidiaries of Covidien plc may be made only on a “recognized stock exchange” and only if the required shareholder approval has been obtained, the shareholder authorization for purchases by subsidiaries of Covidien plc described above was made effective as of the later of (i) the Transaction Time (which has oc-

curred) and (ii) the date on which the NYSE becomes a recognized stock exchange for this purpose. This authorization will lapse on the date of the 2010 annual general meeting of Covidien plc, at which time we expect that we would seek shareholder approval to renew this authorization.

Bonus Shares

Under Covidien plc’s articles of association, the board may resolve to capitalize any amount credited to any reserve or fund available for distribution or the share premium account of Covidien plc for issuance and distribution to shareholders as fully paid up bonus shares on the same basis of entitlement as would apply in respect of a dividend distribution.

Consolidation and Division; Subdivision

Under its articles of association, Covidien plc may by ordinary resolution consolidate and divide all or any of its share capital into shares of larger par value than its existing shares or subdivide its shares into smaller amounts than is fixed by its articles of association.

Reduction of Share Capital

Covidien plc may, by ordinary resolution, reduce its authorized share capital in any way. Covidien plc also may, by special resolution and subject to confirmation by the Irish High Court, reduce or cancel its issued share capital in any way.

General Meetings of Shareholders

Covidien plc is required to hold an annual general meeting within eighteen months of incorporation and at intervals of no more than fifteen months thereafter, provided that an annual general meeting is held in each calendar year following the first annual general meeting, no more than nine months after Covidien plc’s fiscal year-end. The first annual general meeting of Covidien plc may be held outside Ireland. Thereafter, any annual general meeting may be held outside Ireland if a resolution so authorizing has been passed at the preceding annual general meeting. Because of the fifteen-month requirement described in this paragraph, Covidien plc’s articles of association include a provision reflecting this requirement of Irish law.

Extraordinary general meetings of Covidien plc may be convened by (i) the board of directors, (ii) on requisition of the shareholders holding not less than 10% of the paid up share capital of Covidien plc carrying voting rights or (iii) on requisition of Covidien plc’s auditors. Extraordinary general meetings are generally held for the purposes of approving shareholder resolutions of Covidien plc as may be required from time to time.

Notice of a general meeting must be given to all shareholders of Covidien plc and to the auditors of Covidien plc. The articles of association of Covidien plc provide that the maximum notice period is 60 days. The minimum notice periods are 21 days’ notice in writing for an annual general meeting or an extraordinary general meeting to approve a special resolution and 14 days’ notice in writing for any other extraordinary general meeting. General meetings may be called by shorter notice, but only with the consent of the auditors of Covidien plc and all of the shareholders entitled to attend and vote thereat. Because of the 21-day and 14-day requirements described in this paragraph, Covidien plc’s articles of association include provisions reflecting these requirements of Irish law.

In the case of an extraordinary general meeting convened by shareholders of Covidien plc, the proposed purpose of the meeting must be set out in the requisition notice. The requisition notice can contain any resolution. Upon receipt of this requisition notice, the board of directors has 21 days to convene a meeting of Covidien plc’s shareholders to vote on the matters set out in the requisition notice. This meeting must be held within two months of the receipt of the requisition notice. If the board of directors does not convene the meeting within such 21-day period, the requisitioning shareholders, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a meeting, which meeting must be held within three months of the receipt of the requisition notice.

The only matters which must, as a matter of Irish company law, be transacted at an annual general meeting are the presentation of the annual accounts, balance sheet and reports of the directors and auditors, the appointment of auditors and the fixing of the auditor’s remuneration (or delegation of same). If no resolution is made in respect of the reappointment of an auditor at an annual general meeting, the previous auditor will be deemed to have continued in office.

If the directors become aware that the net assets of Covidien plc are half or less of the amount of Covidien plc’s called-up share capital, the directors of Covidien plc must convene an extraordinary general meeting of Covidien plc’s shareholders not later than 28 days from the date that they learn of this fact. This meeting must be convened for the purposes of considering whether any, and if so what, measures should be taken to address the situation.

Voting

Where a poll is demanded at a general meeting, every shareholder shall have one vote for each ordinary share that he or she holds as of the record date for the meeting. Voting rights on a poll may be exercised by shareholders registered in Covidien plc’s share register as of the record date for the meeting or by a duly appointed proxy of such a registered shareholder, which proxy need not be a shareholder. Where interests in shares are held by a nominee trust company this company may exercise the rights of the beneficial holders on their behalf as their proxy. All proxies must be appointed in the manner prescribed by Covidien plc’s articles of association. The articles of association of Covidien plc permit the appointment of proxies by the shareholders to be notified to Covidien plc electronically.

Covidien plc’s articles provide that all resolutions shall be decided by a show of hands unless a poll is demanded by the chairman, by at least three shareholders as of the record date for the meeting or by any shareholder or shareholders holding not less than 10% of the total voting rights of Covidien plc as of the record date for the meeting. Each Covidien plc ordinary shareholder of record as of the record date for the meeting has one vote at a general meeting on a show of hands.

In accordance with the articles of association of Covidien plc, the directors of Covidien plc may from time to time cause Covidien plc to issue preferred shares. These preferred shares may have such voting rights as may be specified in the terms of such preferred shares (e.g., they may carry more votes per share than ordinary shares or may entitle their holders to a class vote on such matters as may be specified in the terms of the preferred shares).

Treasury shares will not be entitled to vote at general meetings of shareholders.

Irish company law requires “special resolutions” of the shareholders at a general meeting to approve certain matters. A special resolution requires not less than 75% of the votes cast of Covidien plc’s shareholders at a general meeting. This may be contrasted with “ordinary resolutions,” which require a simple majority of the votes of Covidien plc’s shareholders cast at a general meeting. Examples of matters requiring special resolutions include:

•	Amending the objects of Covidien plc;

•	Amending the articles of association of Covidien plc;

•	Approving the change of name of Covidien plc;

•	Authorizing the entering into of a guarantee or provision of security in connection with a loan, quasi-loan or credit transaction to a director or connected person;

•	Opting out of pre-emption rights on the issuance of new shares;

•	Re-registration of Covidien plc from a public limited company as a private company;

•	Variation of class rights attaching to classes of shares;

•	Purchase of own shares off-market;

•	The reduction of share capital;

•	Resolving that Covidien plc be wound up by the Irish courts;

•	Resolving in favor of a shareholders’ voluntary winding-up;

•	Re-designation of shares into different share classes; and

•	Setting the re-issue price of treasury shares.

A scheme of arrangement with shareholders requires a court order from the Irish High Court and the approval of: (1) 75% of the voting shareholders by value; and (2) 50% in number of the voting shareholders, at a meeting called to approve the scheme.

Variation of Class Rights Attaching to Shares

Variation of all or any special rights attached to any class of shares of Covidien plc is addressed in the articles of association of Covidien plc as well as the Irish Companies Acts. Any variation of class rights attaching to the issued shares of Covidien plc must be approved by a special resolution of the shareholders of the class affected.

Quorum for General Meetings

The presence, in person or by proxy, of the holders of a majority of the Covidien plc ordinary shares outstanding constitutes a quorum for the conduct of business. No business may take place at a general meeting of Covidien plc if a quorum is not present in person or by proxy. The board of directors has no authority to waive quorum requirements stipulated in the articles of association of Covidien plc. Abstentions and broker non-votes will be counted as present for purposes of determining whether there is a quorum in respect of the proposals.

Inspection of Books and Records

Under Irish law, shareholders have the right to: (1) receive a copy of the memorandum and articles of association of Covidien plc and any act of the Irish Government which alters the memorandum of association of Covidien plc; (2) inspect and obtain copies of the minutes of general meetings and resolutions of Covidien plc; (3) inspect and receive a copy of the register of shareholders, register of directors and secretaries, register of directors’ interests and other statutory registers maintained by Covidien plc; (4) receive copies of balance sheets and directors’ and auditors’ reports which have previously been sent to shareholders prior to an annual general meeting; and (5) receive balance sheets of a subsidiary company of Covidien plc which have previously been sent to shareholders prior to an annual general meeting for the preceding ten years. The auditors of Covidien plc also have the right to inspect all books, records and vouchers of Covidien plc. The auditors’ report must be circulated to the shareholders with Covidien plc’s audited consolidated annual financial statements prepared in accordance with International Financial Reporting Standards 21 days before the annual general meeting and must be read to the shareholders at Covidien plc’s annual general meeting.

Acquisitions and Appraisal Rights

There are a number of mechanisms for acquiring an Irish public limited company, including:

(a)	a court-approved scheme of arrangement under the Irish Companies Acts. A scheme of arrangement with shareholders requires a court order from the Irish High Court and the approval of: (1) 75% of the voting shareholders by value; and (2) 50% in number of the voting shareholders, at a meeting called to approve the scheme;

(b)	through a tender offer by a third party for all of the shares of Covidien plc. Where the holders of 80% or more of Covidien plc’s shares have accepted an offer for their shares in Covidien plc, the remaining shareholders may be statutorily required to also transfer their shares. If the bidder does not exercise its “squeeze out” right, then the non-accepting shareholders also have a statutory right to require the bidder to acquire their shares on the same terms. If shares of Covidien plc were listed on the Irish Stock Exchange or another regulated stock exchange in the European Union (“E.U.”), this threshold would be increased to 90%; and

(c)

it is also possible for Covidien plc to be acquired by way of a merger with an E.U.-incorporated public company under the E.U. Cross Border Merger Directive 2005/56. Such a merger must be approved by a special resolution. If Covidien plc is being merged with another E.U. public company under the E.U. Cross Border Merger Directive 2005/56 and the consideration payable to Covidien plc’s shareholders is not all in the form of cash, Covidien plc’s shareholders may be entitled to require their shares to be acquired at fair value.

Under Irish law, there is no requirement for a company’s shareholders to approve a sale, lease or exchange of all or substantially all of a company’s property and assets. However, Covidien plc’s articles of association provide that the affirmative vote of the holders of a majority of the outstanding voting shares on the relevant record date is required to approve a sale, lease or exchange of all or substantially all of its property or assets.

Disclosure of Interests in Shares

Under the Irish Companies Acts, there is a notification requirement for shareholders who acquire or cease to be interested in 5% of the shares of an Irish public limited company. A shareholder of Covidien plc must therefore make such a notification to Covidien plc if as a result of a transaction the shareholder will be interested in 5% or more of the shares of Covidien plc; or if as a result of a transaction a shareholder who was interested in more than 5% of the shares of Covidien plc ceases to be so interested. Where a shareholder is interested in more than 5% of the shares of Covidien plc, any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction, must be notified to Covidien plc. The relevant percentage figure is calculated by reference to the aggregate par value of the shares in which the shareholder is interested as a proportion of the entire par value of Covidien plc’s share capital. Where the percentage level of the shareholder’s interest does not amount to a whole percentage this figure may be rounded down to the next whole number. All such disclosures should be notified to Covidien plc within 5 business days of the transaction or alteration of the shareholder’s interests that gave rise to the requirement to notify. Where a person fails to comply with the notification requirements described above no right or interest of any kind whatsoever in respect of any shares in Covidien plc concerned, held by such person, shall be enforceable by such person, whether directly or indirectly, by action or legal proceeding. However, such person may apply to the court to have the rights attaching to the shares concerned reinstated.

In addition to the above disclosure requirement, Covidien plc, under the Irish Companies Acts, may by notice in writing require a person whom Covidien plc knows or has reasonable cause to believe to be, or at any time during the three years immediately preceding the date on which such notice is issued, to have been interested in shares comprised in Covidien plc’s relevant share capital to: (a) indicate whether or not it is the case, and (b) where such person holds or has during that time held an interest in the shares of Covidien plc, to give such further information as may be required by Covidien plc including particulars of such person’s own past or present interests in shares of Covidien plc. Any information given in response to the notice is required to be given in writing within such reasonable time as may be specified in the notice.

Where such a notice is served by Covidien plc on a person who is or was interested in shares of Covidien plc and that person fails to give Covidien plc any information required within the reasonable time specified, Covidien plc may apply to court for an order directing that the affected shares be subject to certain restrictions.

Under the Irish Companies Acts, the restrictions that may be placed on the shares by the court are as follows:

(a)	any transfer of those shares, or in the case of unissued shares any transfer of the right to be issued with shares and any issue of shares, shall be void;

(b)	no voting rights shall be exercisable in respect of those shares;

(c)	no further shares shall be issued in right of those shares or in pursuance of any offer made to the holder of those shares; and

(d)	no payment shall be made of any sums due from Covidien plc on those shares, whether in respect of capital or otherwise.

Where the shares in Covidien plc are subject to these restrictions, the court may order the shares to be sold and may also direct that the shares shall cease to be subject to these restrictions.

Anti-Takeover Provisions

Business Combinations with Interested Shareholders

Covidien plc’s articles of association include a provision similar to Section 203 of the Delaware General Corporation Law, which generally prohibits Covidien plc from engaging in a business combination with an interested shareholder for a period of three years following the date the person became an interested shareholder, unless, in general:

•	Covidien plc’s board of directors approved the transaction which resulted in the shareholder becoming an interested shareholder;

•

upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the shareholder owned at least 85% of the voting shares outstanding at the time of commencement of such transaction, excluding for purposes of determining the number of voting shares outstanding (but not the outstanding voting shares owned by the interested shareholder), voting shares owned by persons who are directors and also officers and by certain employee share plans; or

•

the business combination is approved by Covidien plc’s board of directors and authorized at an annual or extraordinary general meeting of shareholders by the affirmative vote of the holders of at least 66  2/3% of the outstanding voting shares that are not owned by the interested shareholder.

A “business combination” is generally defined as a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested shareholder. An “interested shareholder” is generally defined as a person who, together with affiliates and associates, owns or, within three years prior to the date in question, owned 15% or more of the outstanding voting shares of Covidien plc.

Shareholder Rights Plans and Share Issuances

Irish law does not expressly prohibit companies from issuing share purchase rights or adopting a shareholder rights plan as an anti-takeover measure. However, there is no directly relevant case law on the validity of such plans under Irish law, and shareholder approval may be required under Irish law to implement such a plan. In addition, such a plan would be subject to the Irish Takeover Rules described below.

Covidien plc’s articles of association allow the board to adopt any shareholder rights plan upon such terms and conditions as the board deems expedient and in the best interests of Covidien plc, subject to applicable law.

Subject to the Irish Takeover Rules described below, the board also has power to issue any authorized and unissued shares of Covidien plc on such terms and conditions as it may determine (as described above under “—Capital Structure—Authorized Share Capital”) and any such action should be taken in the best interests of Covidien plc. It is possible, however, that the terms and conditions of any issue of preferred shares could discourage a takeover or other transaction that holders of some or a majority of the ordinary shares believe to be in their best interests or in which holders might receive a premium for their shares over the then market price of the shares.

Irish Takeover Rules and Substantial Acquisition Rules

A transaction by virtue of which a third party is seeking to acquire 30% or more of the voting rights of Covidien plc will be governed by the Irish Takeover Panel Act 1997 and the Irish Takeover Rules made thereunder and will be regulated by the Irish Takeover Panel. The “General Principles” of the Irish Takeover Rules and certain important aspects of the Irish Takeover Rules are described below.

General Principles

The Irish Takeover Rules are built on the following General Principles which will apply to any transaction regulated by the Irish Takeover Panel:

•

in the event of an offer, all classes of shareholders of the target company should be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected;

•	the holders of securities in the target company must have sufficient time to allow them to make an informed decision regarding the offer;

•

the board of a company must act in the interests of the company as a whole. If the board of the target company advises the holders of securities as regards the offer it must advise on the effects of the implementation of the offer on employment, employment conditions and the locations of the target company’s place of business;

•	false markets in the securities of the target company or any other company concerned by the offer must not be created;

•	a bidder can only announce an offer after ensuring that he or she can fulfill in full the consideration offered;

•

a target company may not be hindered longer than is reasonable by an offer for its securities. This is a recognition that an offer will disrupt the day-to-day running of a target company particularly if the offer is hostile and the board of the target company must divert its attention to resist the offer; and

•

a “substantial acquisition” of securities (whether such acquisition is to be effected by one transaction or a series of transactions) will only be allowed to take place at an acceptable speed and shall be subject to adequate and timely disclosure.

Mandatory Bid

If an acquisition of shares were to increase the aggregate holding of an acquirer and its concert parties to shares carrying 30% or more of the voting rights in Covidien plc, the acquirer and, depending on the circumstances, its concert parties would be required (except with the consent of the Irish Takeover Panel) to make a cash offer for the outstanding shares at a price not less than the highest price paid for the shares by the acquirer or its concert parties during the previous 12 months. This requirement would also be triggered by an acquisition of shares by a person holding (together with its concert parties) shares carrying between 30% and 50% of the voting rights in Covidien plc if the effect of such acquisition were to increase the percentage of the voting rights held by that person (together with its concert parties) by 0.05% within a twelve-month period. A single holder (that is, a holder excluding any parties acting in concert with the holder) holding more than 50% of the voting rights of a company is not subject to this rule.

Voluntary Bid; Requirements to Make a Cash Offer and Minimum Price Requirements

A voluntary offer is an offer that is not a mandatory offer. If a bidder or any of its concert parties acquire ordinary shares of Covidien plc within the period of three months prior to the commencement of the offer period, the offer price must be not less than the highest price paid for Covidien plc ordinary shares by the bidder or its concert parties during that period. The Irish Takeover Panel has the power to extend the “look back” period to 12 months if the Irish Takeover Panel, having regard to the General Principles, believes it is appropriate to do so.

If the bidder or any of its concert parties has acquired ordinary shares of Covidien plc (i) during the period of 12 months prior to the commencement of the offer period which represent more than 10% of the total ordinary shares of Covidien plc or (ii) at any time after the commencement of the offer period, the offer shall be in cash (or accompanied by a full cash alternative) and the price per Covidien plc ordinary share shall be not less than the highest price paid by the bidder or its concert parties during, in the case of (i), the period of 12 months prior to the commencement of the offer period and, in the case of (ii), the offer period. The Irish Takeover Panel may apply this rule to a bidder who, together with its concert parties, has acquired less than 10% of the total ordinary shares of Covidien plc in the 12-month period prior to the commencement of the offer period if the Panel, having regard to the General Principles, considers it just and proper to do so.

An offer period will generally commence from the date of the first announcement of the offer or proposed offer.

Substantial Acquisition Rules

The Irish Takeover Rules also contain rules governing substantial acquisitions of shares which restrict the speed at which a person may increase his or her holding of shares and rights over shares to an aggregate of between 15% and 30% of the voting rights of Covidien plc. Except in certain circumstances, an acquisition or series of acquisitions of shares or rights over shares representing 10% or more of the voting rights of Covidien plc is prohibited, if such acquisition(s), when aggregated with shares or rights already held, would result in the acquirer holding 15% or more but less than 30% of the voting rights of Covidien plc and such acquisitions are made within a period of seven days. These rules also require accelerated disclosure of acquisitions of shares or rights over shares relating to such holdings.

Frustrating Action

Under the Irish Takeover Rules, the board of directors of Covidien plc is not permitted to take any action which might frustrate an offer for the shares of Covidien plc once the board of directors has received an approach which may lead to an offer or has reason to believe an offer is imminent except as noted below. Potentially frustrating actions such as (i) the issue of shares, options or convertible securities, (ii) material disposals, (iii) entering into contracts other than in the ordinary course of business or (iv) any action, other than seeking alternative offers, which may result in frustration of an offer, are prohibited during the course of an offer or at any time during which the board has reason to believe an offer is imminent. Exceptions to this prohibition are available where:

(a)	the action is approved by the offeree at a general meeting; or

(b)	with the consent of the Irish Takeover Panel where:

(i)	the Irish Takeover Panel is satisfied the action would not constitute a frustrating action;

(ii)	the holders of 50% of the voting rights state in writing that they approve the proposed action and would vote in favor of it at a general meeting;

(iii)	in accordance with a contract entered into prior to the announcement of the offer; or

(iv)	the decision to take such action was made before the announcement of the offer and either has been at least partially implemented or is in the ordinary course of business.

For other provisions that could be considered to have an anti-takeover effect, please see above at “—Pre-emption Rights, Share Warrants and Share Options” and “—Disclosure of Interests in Shares,” in addition to “—Corporate Governance,” —Election of Directors,” “—Vacancies on Board of Directors,” “—Removal of Directors,” “—Shareholder Consent to Action

Without Meeting,” “—Director Nominations; Proposals of Shareholders” and “—Amendment of Governing Documents” below.

Corporate Governance

The articles of association of Covidien plc delegate the day-to-day management of Covidien plc to the board of directors. The board of directors may delegate management of Covidien plc to committees, executives or to a management team, but regardless, the directors remain responsible, as a matter of Irish law, for the proper management of the affairs of Covidien plc. In connection with the Transaction, Covidien plc replicated the committees that previously were in place for Covidien Ltd., which include a Compliance Committee, a Compensation and Human Resources Committee, a Nominating and Governance Committee and an Audit Committee. In addition, Covidien plc adopted Covidien Ltd.’s corporate governance guidelines.

Legal Name; Formation; Fiscal Year; Registered Office

The legal and commercial name of Covidien plc is Covidien public limited company. Covidien plc was incorporated in Ireland as a public limited company on January 16, 2009 with company registration number 466385. Covidien plc’s fiscal year ends on the last Friday in September and Covidien plc’s registered address is Cherrywood Business Park, Block G, First Floor, Loughlinstown, Co. Dublin, Ireland.

Duration; Dissolution; Rights upon Liquidation

Covidien plc’s duration is unlimited. Covidien plc may be dissolved at any time by way of either a shareholders’ voluntary winding up or a creditors’ voluntary winding up. In the case of a shareholders’ voluntary winding up, the consent of not less than 75% of the shareholders of Covidien plc is required. Covidien plc may also be dissolved by way of court order on the application of a creditor, or by the Companies Registration Office as an enforcement measure where Covidien plc has failed to file certain returns.

The rights of the shareholders to a return of Covidien plc’s assets on dissolution or winding up, following the settlement of all claims of creditors, may be prescribed in Covidien plc’s articles of association or the terms of any preferred shares issued by the directors of Covidien plc from time to time. The holders of preferred shares in particular may have the right to priority in a dissolution or winding up of Covidien plc. If the articles of association contain no specific provisions in respect of a dissolution or winding up then, subject to the priorities of any creditors, the assets will be distributed to shareholders in proportion to the paid-up par value of the shares held. Covidien plc’s articles provide that the ordinary shareholders of Covidien plc are entitled to participate pro rata in a winding up, but their right to do so may be subject to the rights of any preferred shareholders to participate under the terms of any series or class of preferred shares.

Uncertificated Shares

Holders of ordinary shares of Covidien plc do not have the right to require Covidien plc to issue certificates for their shares. Covidien plc will only issue uncertificated ordinary shares.

Stock Exchange Listing

Immediately following the Transaction Time, the Covidien plc ordinary shares became listed on the NYSE under the symbol “COV,” the same symbol under which the Covidien Ltd. shares previously were listed. In connection with the Transaction, Covidien Ltd. terminated its listing on the Bermuda Stock Exchange, effective May 6, 2009. We do not plan to be listed on the Irish Stock Exchange at the present time.

No Sinking Fund

The shares have no sinking fund provisions.

No Liability for Further Calls or Assessments

The shares issued in the Transaction were duly and validly issued and fully paid.

Transfer and Registration of Shares

Covidien plc’s share register is maintained by its transfer agent. Registration in this share register is determinative of membership in Covidien plc. A shareholder of Covidien plc who holds shares beneficially is not the holder of record of such shares. Instead, the depository (for example, Cede & Co., as nominee for DTC) or other nominee is the holder of record of such shares. Accordingly, a transfer of shares from a person who holds such shares beneficially to a person who also holds such shares beneficially through the same depository or other nominee will not be registered in Covidien plc’s official share register, as the depository or other nominee will remain the record holder of such shares.

A written instrument of transfer is required under Irish law in order to register on Covidien plc’s official share register any transfer of shares (i) from a person who holds such shares directly to any other person, (ii) from a person who holds such shares beneficially to a person who holds such shares directly, or (iii) from a person who holds such shares beneficially to another person who holds such shares beneficially where the transfer involves a change in the depository or other nominee that is the record owner of the transferred shares. An instrument of transfer also is required for a shareholder who directly holds shares to transfer those shares into his or her own broker account (or vice versa). Such instruments of transfer may give rise to Irish stamp duty, which must be paid prior to registration of the transfer on Covidien plc’s official Irish share register. Due to the termination of the Covidien Ltd. Investor Services Program prior to the Transaction Time, a person wishing to acquire shares directly may need to purchase the shares through a broker account and then transfer such shares into his or her own name.

We currently intend to pay (or cause one of our affiliates to pay) stamp duty in connection with share transfers made in the ordinary course of trading by a seller who holds shares directly to a buyer who holds the acquired shares beneficially. In other cases Covidien plc may, in its absolute discretion, pay (or cause one of its affiliates to pay) any stamp duty. Covidien plc’s articles of association provide that, in the event of any such payment, Covidien plc (i) may seek reimbursement from the buyer, (ii) will have a lien against the Covidien plc shares acquired by such buyer and any dividends paid on such shares and (iii) may set-off the amount of the stamp duty against future dividends on such shares. Parties to a share transfer may assume that any stamp duty arising in respect of a transaction in Covidien plc shares has been paid unless one or both of such parties is otherwise notified by Covidien plc.

Covidien plc’s articles of association delegate to Covidien plc’s Secretary the authority to execute an instrument of transfer on behalf of a transferring party. In order to help ensure that the official share register is regularly updated to reflect trading of Covidien plc shares occurring through normal electronic systems, we intend to regularly produce any required instruments of transfer in connection with any transactions for which we pay stamp duty (subject to the reimbursement and set-off rights described above). In the event that we notify one or both of the parties to a share transfer that we believe stamp duty is required to be paid in connection with such transfer and that we will not pay such stamp duty, such parties may either themselves arrange for the execution of the required instrument of transfer (and may request a form of instrument of transfer from Covidien plc for this purpose) or request that Covidien plc execute an instrument of transfer on behalf of the transferring party in a form determined by Covidien plc. In either event, if the parties to the share transfer have the instrument of transfer duly stamped (to the extent required) and then provide it to Covidien plc’s transfer agent, the transferee will be registered as the legal owner of the relevant shares on Covidien plc’s official Irish share register (subject to the matters described below).

The directors of Covidien plc have general discretion to decline to register an instrument of transfer unless the transfer is in respect of one class of share only.

The registration of transfers may be suspended by the directors at such times and for such period, not exceeding in the whole 30 days in each year, as the directors may from time to time determine.

Election of Directors

The Irish Companies Acts provide for a minimum of two directors. Covidien plc’s articles of association provide for a minimum of two directors and a maximum of 15. The shareholders of Covidien plc may from time to time increase or reduce the maximum number, or increase the minimum number, of directors by a special resolution amending the articles of association.

Directors are elected by the affirmative vote of a majority of the votes cast by shareholders at an annual general meeting and serve for one-year terms. Any nominee for director who does not receive a majority of the votes cast is not elected to the board. However, because Irish law requires a minimum of two directors at all times, in the event that an election results in no directors being elected, each of the two nominees receiving the greatest number of votes in favor of his or her election shall hold office until his or her successor shall be elected. In the event that an election results in only one director being elected, that director shall be elected and shall serve for a one-year term, and the nominee receiving the greatest number of votes in favor of their election shall hold office until his or her successor shall be elected.

Vacancies on Board of Directors

Covidien plc’s articles of association provide that the directors shall have the authority to appoint one or more directors to Covidien plc’s board, subject to the maximum in the articles of association. A vacancy caused by the removal of a director may be filled at the meeting at which the director is removed by resolution of Covidien plc’s shareholders. If not, it may be filled by the board of directors.

Any director so appointed shall hold office until the next annual general meeting of Covidien plc. During any vacancy in the board, the remaining directors shall have full power to act as the board.

Removal of Directors

The Irish Companies Acts provide that notwithstanding anything contained in the articles of association of a company or in any agreement between that company and a director, the shareholders may by an ordinary resolution remove a director from office before the expiration of his or her term. The power of removal is without prejudice to any claim for damages for breach of contract (e.g., employment contract) which the director may have against Covidien plc in respect of his or her removal.

Duties of the Board of Directors

The directors of Covidien plc have certain statutory and fiduciary duties. All of the directors have equal and overall responsibility for the management of Covidien plc (although directors who also serve as employees have additional responsibilities and duties arising under their employment agreements and are expected to exercise a greater degree of skill and diligence than non-executive directors). The principal directors’ duties include the common law fiduciary duties of good faith and exercising due care and skill. The statutory duties include ensuring the maintenance of proper books of account, having annual accounts prepared, having an annual audit performed, the duty to maintain certain registers and make certain filings as well as disclosure of personal interests. Particular duties also apply to directors of insolvent companies (for example, the directors could be liable to sanctions where they are deemed by the court to have carried on the business of Covidien plc while insolvent, without due regard to the interests of creditors). For public limited companies like Covidien plc, directors are under a specific duty to ensure that the Secretary is a person with the requisite knowledge and experience to discharge the role.

Indemnification of Directors and Officers; Insurance

Covidien plc’s articles of association confer an indemnity on its directors and Secretary only in the limited circumstances permitted by the Irish Companies Acts. The Irish Companies Acts prescribe that such an indemnity only permits a company to pay the costs or discharge the liability of a director or the secretary where judgment is given in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or secretary acted honestly and reasonably and ought fairly to be excused. This restriction does not apply to executives who are not directors or the Secretary of Covidien plc. Any provision which seeks to indemnify a director or secretary of an Irish company over and above this shall be void under Irish law, whether contained in its articles of association or any contract between the director or secretary and the company.

In addition, Covidien plc’s articles of association provide that, as far as is permissible under the Irish Companies Acts, Covidien plc shall indemnify any executive officer of Covidien plc (excluding the Secretary) against any expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which he or she was, is, or is threatened to be made a party, or is otherwise involved, by reason of the fact that he or she is or was an executive officer. This indemnity does not extend to any liability arising out of (a) any fraud or dishonesty in the performance of such person’s duty to Covidien plc, or (b) such person’s conscious, intentional or willful breach of the obligation to act honestly and in good faith with a view to the best interests of Covidien plc.

The directors of Covidien plc may on a case-by-case basis decide at their discretion that it is in the best interest of Covidien plc to indemnify an individual director from any liability arising from his or her position as a director of Covidien plc. However, this discretion must be exercised bona fide in the best interests of Covidien plc as a whole.

Irish companies may take out directors and officers liability insurance, as well as other types of insurance, for their directors and officers. Covidien plc has purchased and maintains a directors’ and officers’ liability policy.

Upon the completion of the Transaction, Covidien Ltd. and Covidien plc entered into indemnification agreements with each of the directors of Covidien plc and its Secretary that provide for indemnification and expense advancement (except in cases where Covidien plc or any of its subsidiaries is proceeding against the indemnitee) and include related provisions meant to facilitate the indemnitee’s receipt of such benefits. The information under the heading “Indemnification Agreements” in Item 5.02 of this Current Report on Form 8-K is incorporated into this Item 8.01 by reference.

Limitation on Director Liability

Under Irish law, a company may not exempt its directors from liability for negligence or a breach of duty. However, where a breach of duty has been established, directors may be statutorily exempted by an Irish court from personal liability for negligence or breach of duty if, among other things, the court determines that they have acted honestly and reasonably, and that they may fairly be excused as a result.

Conflicts of Interest

As a matter of Irish law, a director is under a general fiduciary duty to avoid conflicts of interest. Directors who have a personal interest in a contract or a proposed contract with Covidien plc are required to declare the nature of their interest at a meeting of the directors of Covidien plc. Covidien plc is required to maintain a register of such declared interests which must be available for inspection by the shareholders. Covidien plc’s articles of association provide that a director must declare any interest he or she may have in a contract with Covidien plc at a meeting of the board of directors. Thereafter he or she may not participate in any vote in relation to such contract, subject to certain limited exceptions.

Shareholders’ Suits

In Ireland, the decision to institute proceedings is generally taken by a company’s board of directors who will usually be empowered to manage the company’s business. In certain limited circumstances, a shareholder may be entitled to bring a derivative action on behalf of Covidien plc. The central question at issue in deciding whether a minority shareholder may be permitted to bring a derivative action is whether, unless the action is brought, a wrong committed against Covidien plc would otherwise go un-redressed.

The principal case law in Ireland indicates that to bring a derivative action a person must first establish a prima facie case (1) that the company is entitled to the relief claimed and (2) that the action falls within one of the five exceptions derived from case law, as follows:

•	Where an ultra vires or illegal act is perpetrated.

•	Where more than a bare majority is required to ratify the “wrong” complained of.

•	Where the shareholders’ personal rights are infringed.

•	Where a fraud has been perpetrated upon a minority by those in control.

•	Where the justice of the case requires a minority to be permitted to institute proceedings.

The shareholders of Covidien plc may also bring proceedings against Covidien plc where the affairs of Covidien plc are being conducted, or the powers of the directors are being exercised, in a manner oppressive to the shareholders or in disregard of their interests. Oppression connotes conduct which is burdensome, harsh or wrong. The conduct must relate to the internal management of Covidien plc. This is an Irish statutory remedy and the court can grant any order it sees fit, usually providing for the purchase or transfer of the shares of any shareholder.

Shareholder Consent to Action Without Meeting

The Irish Companies Acts provide that shareholders may approve an ordinary or special resolution of shareholders without a meeting if (a) all shareholders sign the written resolution and (b) the company’s articles of association permit written resolutions of shareholders. Covidien plc’s articles of association do not include provisions permitting shareholders to take action by written resolution and therefore shareholders do not have the ability to do so.

Record Dates for Shareholder Meetings

Covidien plc’s articles of association provide that the record date for any general shareholder meeting shall not precede the date upon which the resolution fixing the record date is adopted by the board and the record date shall be at least 10 days and at most 80 days prior to the general meeting.

Director Nominations; Proposals of Shareholders

Covidien plc’s articles of association provide that (a) with respect to an annual general meeting of shareholders, nominations of persons for election to the board of directors and the proposal of business to be considered by shareholders may be made only pursuant to Covidien plc’s notice of meeting; by the board of directors; or by a shareholder who is entitled to vote at the meeting and who has complied with the advance notice procedures provided for in Covidien plc’s articles of association, and (b) with respect to an extraordinary general meeting of shareholders, nominations of persons for election to the board of directors and the proposal of business to be considered by shareholders may be made only pursuant to Covidien plc’s notice of meeting; by the board of directors; by any shareholders pursuant to the valid exercise of the power granted under the Irish Companies Acts; or by a shareholder who is entitled to vote at the meeting and who has complied with the advance notice procedures provided for in Covidien plc’s articles of association.

In order to comply with the advance notice procedures of Covidien plc’s articles of association, a shareholder must give written notice to Covidien plc’s Secretary on a timely basis. To be timely for an annual general meeting, notice must be delivered, or mailed and received, at least 120 days in advance of the first anniversary of the date that Covidien plc released the proxy statement for the preceding year’s annual general meeting, subject to certain exceptions. To be timely for an extraordinary general meeting, notice must be delivered, or mailed and received, by the later of (1) 120 days in advance of the meeting or (2) the date that is 10 days after the date of the first public announcement of the date of the meeting. For nominations to the board, the notice must include all information about the director nominee that is required to be disclosed by SEC rules regarding the solicitation of proxies for the election of directors pursuant to Regulation 14A under the Exchange Act and such other information as Covidien plc may reasonably require to determine the eligibility of the proposed nominee. For other business that a shareholder proposes to bring before the meeting, the notice must include a brief description of the business, the reasons for proposing the business at the meeting and a discussion of any material interest of the shareholder in the business. Whether the notice relates to a nomination to the board of directors or to other business to be proposed at the meeting, the notice also must include information about the shareholder and the shareholder’s holdings of Covidien plc’s shares.

In addition, the Irish Companies Acts provide that shareholders holding not less than 10% of the total voting rights may call an extraordinary general meeting for the purpose of considering director nominations or other proposals, as described above under “—General Meetings of Shareholders.”

The chairman of the meeting may refuse to transact any business or may disregard nomination of any person if a shareholder fails to comply with the foregoing procedures.

Adjournment of Shareholder Meetings

Covidien plc’s articles provide that the presiding officer, which would normally be the Chairman, of any shareholder meeting may, with the consent of a majority of votes cast by the shareholders present and voting on an adjournment proposal at a meeting at which a quorum is present, and shall, if so directed by the meeting, adjourn the meeting from time to time and from place to place. No business shall be conducted at any adjourned meeting other than the business which might have been transacted at the meeting from which the adjournment took place. Any meeting duly called at which a quorum is not present shall be adjourned and Covidien plc shall provide notice pursuant to Covidien plc’s articles of association.

Amendment of Governing Documents

Irish companies may only alter their memorandum and articles of association by the passing of a special resolution.

Enforcement of Civil Liabilities Against Foreign Persons

Covidien plc has been advised by its Irish counsel, Arthur Cox, that a judgment for the payment of money rendered by a court in the United States based on civil liability would not be automatically enforceable in Ireland. There is no treaty between Ireland and the United States providing for the reciprocal enforcement of foreign judgments. The following requirements must be met before the foreign judgment will be deemed to be enforceable in Ireland:

•	The judgment must be for a definite sum;

•	The judgment must be final and conclusive; and

•	The judgment must be provided by a court of competent jurisdiction.

An Irish court will also exercise its right to refuse judgment if the foreign judgment was obtained by fraud, if the judgment violated Irish public policy, if the judgment is in breach of natural justice or if it is irreconcilable with an earlier foreign judgment.

IRISH TAX CONSIDERATIONS

Scope of Discussion

The following is a general summary of the main Irish tax considerations applicable to certain investors who are the beneficial owners of Covidien plc shares. It is based on existing Irish law and practices in effect on the date of this Current Report on Form 8-K and on discussions and correspondence with the Irish Revenue Commissioners. Legislative, administrative or judicial changes may modify the tax consequences described below.

The statements do not constitute tax advice and are intended only as a general guide. Furthermore, this information applies only to Covidien plc shares held as capital assets and does not apply to all categories of shareholders, such as dealers in securities, trustees, insurance companies, collective investment schemes and shareholders who have, or who are deemed to have, acquired their Covidien plc shares by virtue of an office or employment. This summary is not exhaustive and shareholders should consult their own tax advisors as to the tax consequences in Ireland, or other relevant jurisdictions, of the acquisition, ownership and disposition of the Covidien plc shares.

Withholding Tax on Dividends

Distributions made by Covidien plc will generally be subject to dividend withholding tax (“DWT”) at the standard rate of income tax (currently 20 percent) unless one of the exemptions described below applies, which we believe will be the case for the majority of shareholders. For DWT purposes, a dividend includes any distribution made by Covidien plc to its shareholders, including cash dividends, non-cash dividends and additional stock or units taken in lieu of a cash dividend. Covidien plc is responsible for withholding DWT at source and forwarding the relevant payment to the Irish Revenue Commissioners.

Certain shareholders (both individual and corporate) are entitled to an exemption from DWT. In particular, a non-Irish resident shareholder is not subject to DWT on dividends received from Covidien plc if the shareholder is:

•	an individual shareholder resident for tax purposes in a “relevant territory,” and the individual is neither resident nor ordinarily resident in Ireland;

•	a corporate shareholder that is not resident for tax purposes in Ireland and which is ultimately controlled, directly or indirectly, by persons resident in a “relevant territory”;

•

a corporate shareholder resident for tax purposes in a “relevant territory” provided that the corporate shareholder is not under the control, whether directly or indirectly, of a person or persons who is or are resident in Ireland;

•

a corporate shareholder that is not resident for tax purposes in Ireland and whose principal class of shares (or those of its 75 percent parent) is substantially and regularly traded on a recognized stock exchange either in a “relevant territory” or on such other stock exchange approved by the Irish Minister for Finance; or

•

a corporate shareholder that is not resident for tax purposes in Ireland and is wholly owned, directly or indirectly, by two or more companies where the principal class of shares of each of such companies is substantially and regularly traded on a recognized stock exchange in a “relevant territory” or on such other stock exchange approved by the Irish Minister for Finance, and provided that, in all cases noted above but subject to the matters described below, the shareholder has provided the appropriate forms to his or her broker (and the relevant information is further transmitted to Covidien plc’s qualifying intermediary) before the record date for the dividend (in the case of shares held beneficially), or to Covidien plc’s transfer agent at least 7 business days before such record date (in the case of shares held directly).

Covidien plc has an agreement in place with the Bank of New York Mellon (which is recognized by the Irish Revenue Commissioners as a “qualifying intermediary”) which satisfies one of the Irish requirements for dividends to be paid free of DWT to certain shareholders who hold their shares through DTC, as described below. The agreement generally provides for certain arrangements relating to distributions in respect of those shares of Covidien plc (the “Deposited Securities”) that are held through DTC. The agreement provides that the qualifying intermediary shall distribute or otherwise make available to Cede & Co., as nominee for DTC, any cash dividend or other cash distribution with respect to the Deposited Securities, after Covidien plc delivers or causes to be delivered to the qualifying intermediary the cash to be distributed. The agreement was initially entered into by Covidien Ltd. and the Bank of New York Mellon in December 2008; however, in connection with consummation of the Transaction, Covidien Ltd. as-

signed its rights under the agreement to Covidien plc and Covidien plc assumed Covidien Ltd.’s obligations under the agreement.

Covidien plc will rely on information received directly or indirectly from brokers and its transfer agent in determining where shareholders reside, whether they have provided the required U.S. tax information and whether they have provided the required Irish dividend withholding tax forms, as described below. Shareholders who are required to file Irish forms in order to receive their dividends free of DWT should note that such forms are valid for five years and new forms must be filed before the expiration of that period in order to continue to enable them to receive dividends without DWT. Links to the various Irish Revenue forms are available at http://www.revenue.ie/en/tax/dwt/forms/index.html.

The list of “relevant territories” as defined for the purposes of DWT is set forth below:

Relevant Territories

1. Australia	24. Korea	47. United Kingdom
2. Austria	25. Latvia	48. United States
3. Belgium	26. Lithuania	49. Vietnam
4. Bulgaria	27. Luxembourg	50. Zambia
5. Canada	28. Macedonia
6. Chile	29. Malaysia
7. China	30. Malta
8. Croatia	31. Mexico
9. Cyprus	32. Netherlands
10. Czech Republic	33. New Zealand
11. Denmark	34. Norway
12. Estonia	35. Pakistan
13. Finland	36. Poland
14. France	37. Portugal
15. Georgia	38. Romania
16. Germany	39. Russia
17. Greece	40. Slovak Republic
18. Hungary	41. Slovenia
19. Iceland	42. South Africa
20. India	43. Spain
21. Israel	44. Sweden
22. Italy	45. Switzerland
23. Japan	46. The Republic of Turkey

Shares Held by U.S. Resident Shareholders

Dividends paid on Covidien plc shares that are owned by residents of the U.S. and held beneficially will not be subject to DWT provided that the address of the beneficial owner of the shares in the records of the broker is in the U.S. Covidien plc strongly recommends that such shareholders ensure that their information has been properly recorded by their brokers (so that such brokers can further transmit the relevant information to Covidien plc’s qualifying intermediary).

Dividends paid on Covidien plc shares that are owned by residents of the U.S. and held directly will not be subject to DWT provided that the shareholder has provided a valid Form W-9 showing a U.S. address or a valid U.S. taxpayer identification number to Covidien plc’s transfer agent. Covidien plc strongly recommends that such shareholders ensure that appropriate Form W-9 or taxpayer identification number has been provided to Covidien plc’s transfer agent.

If any shareholder who is resident in the U.S. receives a dividend subject to DWT, he or she should generally be able to make an application for a refund from the Irish Revenue Commissioners on the prescribed form.

Shares Held by Residents of “Relevant Territories” Other Than the U.S.

Shareholders who are residents of “relevant territories” other than the U.S. who held shares of Covidien Ltd. on February 6, 2009 generally will receive dividends in 2009 without any DWT. For shares held beneficially, dividends will be paid in 2009 without any DWT if the address of the relevant shareholder in his or her broker’s records is in a “relevant territory” other than the U.S. Covidien plc strongly recommends that such shareholders ensure that their information has been properly recorded by their brokers (so that such brokers can further transmit the relevant information to Covidien plc’s qualifying intermediary). For shares held directly, dividends will be paid in 2009 without any DWT if the shareholder has provided a valid U.S. tax form showing an address in a “relevant territory” other than the U.S. to Covidien plc’s transfer agent. Covidien plc strongly recommends that such shareholders ensure that the appropriate tax form has been provided to Covidien plc’s transfer agent.

Shareholders who are residents of “relevant territories” other than the U.S. who acquired their shares of Covidien Ltd. after February 6, 2009 or who acquire their shares of Covidien plc after consummation of the Transaction must complete the appropriate Irish dividend withholding tax forms in order to receive their dividends without DWT. Such shareholders must provide the appropriate Irish dividend withholding tax forms to their brokers (so that such brokers can further transmit the relevant information to Covidien plc’s qualifying intermediary) before the record date for the first dividend payment to which they are entitled (in the case of shares held beneficially), or to Covidien plc’s transfer agent at least 7 business days before such record date (in the case of shares held directly). Covidien plc strongly recommends that such shareholders complete the appropriate Irish forms and provide them to their brokers or Covidien plc’s transfer agent, as the case may be, as soon as possible after acquiring their shares.

In addition, all shareholders who are residents of “relevant territories” other than the U.S. (regardless of when such shareholders acquired their shares) must complete the appropriate Irish dividend withholding tax forms in order to receive their dividends in 2010 and later years without DWT. Such shareholders must provide the appropriate Irish forms to their brokers (so that such brokers can further transmit the relevant information to Covidien plc’s qualifying intermediary) before the record date for the first dividend paid in 2010 (in the case of shares held beneficially), or to Covidien plc’s transfer agent at least 7 business days before such record date (in the case of shares held directly). Covidien plc strongly recommends that such shareholders complete the appropriate Irish forms and provide them to their brokers or Covidien plc’s transfer agent, as the case may be, as soon as possible.

If any shareholder who is resident in a “relevant territory” receives a dividend subject to DWT, he or she may make an application for a refund from the Irish Revenue Commissioners on the prescribed form.

Please note that this exemption from DWT does not apply to a Covidien plc shareholder (other than a body corporate) that is resident or ordinarily resident in Ireland or to a body corporate that is under the control, whether directly or indirectly, of a person or persons who is or are resident in Ireland. However, it may be possible for such a shareholder to rely on a double tax treaty to limit the applicable DWT.

Shares Held by Residents of Ireland

Most Irish tax resident or ordinarily resident shareholders will be subject to DWT in respect of dividend payments on their Covidien plc shares.

Shareholders that are residents of Ireland but are entitled to receive dividends without DWT must complete the appropriate Irish forms and provide them to their brokers (so that such brokers can further transmit the relevant information to Covidien plc’s qualifying intermediary) before the record date for the first dividend to which they are entitled (in the case of shares held beneficially), or to Covidien plc’s transfer agent at least 7 business days before such record date (in the case of shares held directly). Shareholders who are resident or ordinarily resident in Ireland or are otherwise subject to Irish tax should consult their own tax advisor.

Shares Held by Other Persons

Covidien plc shareholders who do not reside in “relevant territories” or in Ireland will be subject to DWT, but there are a number of other exemptions that could apply on a case-by-case basis. Dividends paid to such shareholders will be paid subject to DWT unless the relevant shareholder has provided the appropriate Irish dividend withholding tax form to his or her broker (so that such broker can further transmit the relevant information to Covidien plc’s qualifying intermediary) prior to the record date for the first dividend to which they are entitled (in the case of shares held beneficially), or to Covidien plc’s transfer agent at least 7 business days before such record date (in the case of shares held directly). Covidien plc strongly recommends that such shareholders to whom an exemption applies complete the appropriate Irish forms and provide them to their brokers or Covidien plc’s transfer agent, as the case may be, as soon as possible.

If any shareholder who is not a resident of a “relevant territory” or Ireland but is exempt from withholding receives a dividend subject to DWT, he or she may make an application for a refund from the Irish Revenue Commissioners on the prescribed form.

Income Tax on Dividends Paid on Covidien plc Shares

A shareholder who is neither resident nor ordinarily resident in Ireland and who is entitled to an exemption from DWT, generally has no Irish income tax liability on a dividend from

Covidien plc unless he or she holds their Covidien plc shares through a branch or agency in Ireland through which a trade is carried on.

Covidien plc shareholders that are neither resident nor ordinarily resident in Ireland and who are not entitled to an exemption from DWT generally have no additional Irish income tax liability or liability to the income and health levies unless they hold their shares through a branch or agency in Ireland through which a trade is carried on. The DWT deducted by Covidien plc discharges such liability to tax provided that the shareholder furnishes a statement of DWT imposed to the Irish Revenue.

Irish resident or ordinarily resident shareholders may be subject to Irish tax and/or levies on dividends received from Covidien plc. Such shareholders should consult their own tax advisor.

Capital Acquisitions Tax

Irish capital acquisitions tax (“CAT”) comprises principally of gift tax and inheritance tax. CAT could apply to a gift or inheritance of Covidien plc ordinary shares irrespective of the place of residence, ordinary residence or domicile of the parties. This is because Covidien plc ordinary shares are regarded as property situated in Ireland as the share register of Covidien plc must be held in Ireland. The person who receives the gift or inheritance has primary liability for CAT.

CAT is levied at a rate of 22 percent above certain tax-free thresholds. This rate will increase to 25% with effect from April 8, 2009, assuming that the Finance Bill 2009 is enacted in its current proposed form. The appropriate tax-free threshold is dependent upon (1) the relationship between the donor and the donee and (2) the aggregation of the values of previous gifts and inheritances received by the donee from persons within the same group threshold. Gifts and inheritances passing between spouses are exempt from CAT.

Stamp Duty

A transfer of Covidien plc shares from a seller who holds shares beneficially to a buyer who holds the acquired shares beneficially will not be subject to Irish stamp duty (unless the transfer involves a change in the nominee that is the record holder of the transferred shares).

A transfer of Covidien plc shares by a seller who holds shares directly to any buyer, or by a seller who holds the shares beneficially to a buyer who holds the acquired shares directly, may be subject to Irish stamp duty (currently at the rate of 1% of the price paid or the market value of the shares acquired, if higher). Stamp duty is a liability of the buyer or transferee. A shareholder who holds Covidien plc shares directly may transfer those shares into his or her own broker account (or vice versa) without giving rise to Irish stamp duty provided there is no change in the ultimate beneficial ownership of the shares as a result of the transfer and the transfer is not in contemplation of a sale of the shares. In order to benefit from this exemption from stamp duty, the seller must confirm to Covidien plc that there is no change in the ultimate beneficial ownership of the shares as a result of the transfer and the transfer is not in contemplation of a sale of the shares. Due to the termination of Covidien Ltd.’s Investor Services Program prior to the

Transaction Time, a person wishing to acquire shares directly may need to purchase the shares through a broker account and then transfer such shares into his or her own name.

Because of the potential Irish stamp duty on transfers of Covidien plc shares, Covidien plc strongly recommends that all directly registered shareholders open broker accounts so they can transfer their shares into a broker account as soon as possible. Covidien plc also strongly recommends that any person who wishes to acquire Covidien plc shares acquire such shares beneficially.

We currently intend to pay (or cause one of our affiliates to pay) stamp duty in connection with share transfers made in the ordinary course of trading by a seller who holds shares directly to a buyer who holds the acquired shares beneficially. In other cases Covidien plc may, in its absolute discretion, pay (or cause one of its affiliates to pay) any stamp duty. Covidien plc’s articles of association provide that, in the event of any such payment, Covidien plc (i) may seek reimbursement from the buyer, (ii) will have a lien against the Covidien plc shares acquired by such buyer and any dividends paid on such shares and (iii) may set-off the amount of the stamp duty against future dividends on such shares. Parties to a share transfer may assume that any stamp duty arising in respect of a transaction in Covidien plc shares has been paid unless one or both of such parties is otherwise notified by Covidien plc.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibit Number	Description
	3.1	Memorandum and Articles of Association of Covidien plc

	3.2	Certificate of Incorporation of Covidien plc

	4.1	Fifth Supplemental Indenture to the Indenture, dated as of October 22, 2007, among Covidien International Finance S.A., Covidien Ltd. and Deutsche Bank Trust Company Americas as Trustee, dated June 4, 2009

	10.1	Covidien 2007 Stock and Incentive Plan (as amended and restated)

	10.2	Covidien Employee Stock Purchase Plan (as amended and restated)

	10.3	Deed Poll of Assumption relating to Covidien Ltd. Employee Equity Plans, dated June 4, 2009

	10.4	Form of Deed of Indemnification for directors and Secretary of Covidien plc

	10.5	Amended and Restated Five-Year Senior Credit Agreement among Covidien International Finance S.A., Covidien Ltd., Covidien plc, the lenders party thereto and Citibank, N.A., as administrative agent, dated as of June 4, 2009

	99.1	Press Release, dated June 5, 2009

	99.2	“Description of Covidien plc Shares” and “Comparison of Rights of Shareholders and Powers of the Board of Directors” (Incorporated by reference to the sections so entitled of Covidien Ltd.’s Proxy Statement on Schedule 14A filed on April 24, 2009)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COVIDIEN PLC

By:	/s/ John W. Kapples
John W. Kapples
Vice President and Secretary

Date: June 5, 2009

EXHIBIT INDEX

Exhibit Number	Description
3.1	Memorandum and Articles of Association of Covidien plc

3.2	Certificate of Incorporation of Covidien plc

4.1	Fifth Supplemental Indenture to the Indenture, dated as of October 22, 2007, among Covidien International Finance S.A., Covidien Ltd. and Deutsche Bank Trust Company Americas as Trustee, dated June 4, 2009

10.1	Covidien 2007 Stock and Incentive Plan (as amended and restated)

10.2	Covidien Employee Stock Purchase Plan (as amended and restated)

10.3	Deed Poll of Assumption relating to Covidien Ltd. Employee Equity Plans, dated June 4, 2009

10.4	Form of Deed of Indemnification for directors and Secretary of Covidien plc

10.5	Amended and Restated Five-Year Senior Credit Agreement among Covidien International Finance S.A., Covidien Ltd., Covidien plc, the lenders party thereto and Citibank, N.A., as administrative agent, dated as of June 4, 2009

99.1	Press Release, dated June 5, 2009

99.2	“Description of Covidien plc Shares” and “Comparison of Rights of Shareholders and Powers of the Board of Directors” (Incorporated by reference to the sections so entitled of Covidien Ltd.’s Proxy Statement on Schedule 14A filed on April 24, 2009)